EXHIBIT 21.1
                       Subsidiaries of Registrant

                   Eco-Pure Food Safety Systems, Inc.
                     Cyclopss Laundry Systems, Inc.
                     Cyclopss Medical Systems, Inc.
                    Cyclopss Biochemical Corporation
                   Cyclopss Wastewater Systems, Inc.










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